Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of April 25, 2018, by and among (i) HCR ManorCare, Inc., a Delaware corporation (the “Debtor”), (ii) Carlyle MC Partners, L.P., a Delaware limited partnership, Carlyle Partners V-A MC, L.P., a Delaware limited partnership, Carlyle Partners V MC, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, and CP V Coinvestment B, L.P., a Delaware limited partnership (collectively, the “Majority Holders”), ProMedica Health System, Inc., an Ohio non-profit corporation (“ProMedica” or the “Alternative Plan Sponsor”), and MC Operations Investments, LLC (the “QCP Holder,” together with ProMedica and the Majority Holders, the “Supporting Parties,” and together with the Debtor, the “Parties”).

RECITALS

WHEREAS, the Parties have engaged in arm’s length, good faith discussions regarding a restructuring of the Debtor and certain of its subsidiaries (the “Restructuring”);

WHEREAS, on the date hereof, the Debtor, ProMedica, Quality Care Properties, Inc. (“QCP”), and certain other parties, have entered into an Alternative Plan Sponsor Agreement (the “Alternative PSA”), which, among other things, contemplates the acquisition by a subsidiary of the Alternative Plan Sponsor of 100% of the equity of the reorganized Debtor through the attached First Amended Chapter 11 Plan of Reorganization for HCR ManorCare, Inc. (the “Plan”; capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Alternative PSA); and

WHEREAS, the Supporting Parties intend to support the Restructuring and the Plan upon the terms and conditions set forth herein:

AGREEMENT

NOW, THEREFORE, in consideration of the conditional promises and mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Representations and Warranties

a.                                      Representations and Warranties of the Debtor. The Debtor represents and warrants to the Supporting Parties that, as of the date hereof:

i.                                          It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

ii.                                       The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

iii.                                    Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, and except as set forth herein, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

b.                                      Representations and Warranties of the Supporting Parties. Each Supporting Party represents and warrants to the Debtor and to each other Supporting Party that, as of the date hereof:

i.                                          (A) Such Supporting Party is the sole record and beneficial owner of the shares of common stock of the Debtor set forth on its signature page hereto (“Debtor Shares”), (B) the Debtor Shares of such Supporting Party constitute the percentage of all shares of common stock of the Debtor set forth on such signature pages hereto, and (C) such Supporting Party has full power and authority to bind and act on behalf of, vote and consent to matters concerning such shares and to dispose of, exchange, assign and transfer such shares.

ii.                                       Such Supporting Party has made no prior assignment, sale, participation, grant, conveyance or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title or interest in any of its Debtor Shares that conflict with the representations and warranties of such Supporting Party herein or would render such Supporting Party otherwise unable to comply with this Agreement and perform its obligations hereunder.

iii.                                    This Agreement is the legally valid and binding obligation of each such Supporting Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to bankruptcy or limiting creditors’ rights generally or by equitable principles relating to enforceability.

2.                                      Covenants of the Majority Holders

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, each Majority Holder, severally (and not jointly), agrees to, and to cause its direct and indirect subsidiaries, and its and their directors, officers, employees, agents and other representatives, to:

a.                                      Support of Plan. Support, and take all reasonable action necessary or reasonably requested by the Debtor to support and facilitate, the solicitation, confirmation and consummation of the Plan and the transactions contemplated by the Plan;

b.                                      Vote for Plan. (i) Vote all Equity Interests, Claims and other instruments carrying voting rights held or controlled, directly or indirectly, by such Majority Holder to accept the Plan (and any amendments, waivers, or consents required in connection with the Plan that are recommended or requested by the Debtor); (ii) timely deliver its duly executed and completed ballot promptly following the commencement of the solicitation of acceptances of the Plan, and (iii) not withdraw, change, or revoke (or cause to be withdrawn, changed, or revoked) its vote with respect to the Plan

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c.                                       No Competing Plans. Other than for the Plan, not pursue, propose or support, or encourage the pursuit, proposal or support of, any chapter 11 plan or other restructuring or reorganization for, or the liquidation of, the Debtor (directly or indirectly);

d.                                      No Actions Against Plan. (i) Not take any action that would reasonably be expected to prevent, interfere with, delay or impede the solicitation of votes in connection with the Plan or the confirmation or consummation of the Plan, and (ii) not object to or otherwise commence, or encourage, join in or support any other person to commence, any proceeding or other analogous action opposing the Plan; and

e.                                       Tax Matters. Not file any federal or state tax return, or any amendment to such a return, claiming any deduction for worthlessness of its Debtor Shares.

3.                                      Covenants of the QCP Holder

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, the QCP Holder agrees to, and to cause its direct and indirect subsidiaries and affiliates to:

a.                                      support, and take all reasonable actions necessary or reasonably requested by the Debtor to facilitate the solicitation, confirmation and consummation of the Plan and the transactions contemplated by the Plan, including, without limitation, voting in favor of the Plan;

b.                                      not take any other action, directly or indirectly, that could prevent, interfere with, delay or impede the solicitation of votes in connection with the Plan or the confirmation or consummation of the Plan;

c.                                       not object to or otherwise commence, or encourage any other person to commence, any proceeding or take any action opposing the Plan or Disclosure Statement; and

d.                                      not file any federal or state tax return, or any amendment to such a return, claiming any deduction for worthlessness of its Debtor Shares.

4.                                      Information about the Majority Holders

Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with its terms, each Majority Holder, severally (and not jointly), agrees to:

a.                                      use its reasonable best efforts to provide such information requested by the Alternative Plan Sponsor, QCP or the Debtor as is necessary regarding such Majority Holder for the Alternative Plan Sponsor, QCP, the Debtor and their affiliates to make or obtain any filings, notices, consents, registrations, approvals, permits or authorizations (including those with respect to state licensing required to operate the Debtor’s businesses) in connection with the Plan or the transactions contemplated thereby; and

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b.                                      upon the reasonable request of the Debtor, QCP or the Alternative Plan Sponsor, use its reasonable best efforts to provide such information concerning such Majority Holder in connection with any filings, notices, consents, registrations, approvals, permits or authorizations (including those with respect to state licensing required to operate the Debtor’s businesses) in connection with the Plan or the transactions contemplated thereby.

5.                                      Transfer of Shares

Each Supporting Party agrees that, so long as this Agreement has not been terminated in accordance with its terms, it shall not directly or indirectly sell, pledge, hypothecate or otherwise transfer or dispose of or grant, issue or sell any option, right to acquire, voting, participation or other interest in any Debtor Shares (each a “Transfer”), unless the transferee thereof, prior to such Transfer, agrees in writing for the benefit of the Parties to become subject to the terms and conditions of this Agreement as a “Supporting Party” and to be bound by this Agreement by executing the joinder attached hereto as Exhibit B (the “Joinder Agreement”), and delivering an executed copy thereof, within two (2) business days of such execution, to the Debtor, in which event (i) the transferee shall be deemed to be a Supporting Party hereunder and (ii) the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement to the extent of such transferred rights and obligations. Each Supporting Party agrees that any Transfer that does not comply with the foregoing shall be deemed void ab initio, and the Debtor and each other Supporting Party shall have the right to avoid such Transfer. This Agreement shall in no way be construed to preclude any shareholder from acquiring additional shares; provided that any such additional shares shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement.

6.                                      ProMedica Support

ProMedica shall, and shall cause each of its Subsidiaries to, (i) support, and take all reasonable actions necessary or reasonably requested by the Debtor to facilitate, the solicitation, confirmation and consummation of the Plan and the transactions contemplated by the Plan; (ii) not take any other action, directly or indirectly, that could prevent, interfere with, delay or impede the solicitation of votes in connection with the Plan or the confirmation or consummation of the Plan; (iii) not object to or otherwise commence any proceeding or take any action opposing the Plan or Disclosure Statement; and (iv) otherwise use its reasonable best efforts to assist the Debtor in obtaining entry of the Confirmation Order by the Bankruptcy Court within the deadline set forth in Section 3.3(c) of the Alternative Plan Sponsor Agreement.

7.                                      Additional Supporting Parties

A shareholder that is not a Supporting Party as of the date of this Agreement will become a Party to this Agreement as a Supporting Party on the date that it agrees in writing, for the benefit of the Parties, to become subject to the terms and conditions of this Agreement as a “Supporting Party” and to be bound by this Agreement by executing the Joinder Agreement and delivering an executed copy thereof, within two (2) business days of such execution, to the

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Debtor. Upon such delivery, such Supporting Party shall immediately thereafter send a copy of such Joinder Agreement to all other Supporting Parties.

8.                                      Termination

This Agreement and all obligations of the Parties hereunder shall immediately terminate and be of no further force and effect as follows:

a.                                      upon the Effective Date of the Plan; and

b.                                      upon the termination of the Alternative PSA and the Original PSA.

Upon termination of this Agreement in accordance with its terms, this Agreement shall forthwith become void and of no further force or effect, each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party.

9.                                      No Monetary Liability.

Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, no Party shall be liable to any other person, either in contract or in tort, for any money damages relating to any breach of this Agreement.

10.                               Specific Performance

It is understood and agreed by the Parties that money damages would not be a sufficient or appropriate remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach. Each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

11.                               Entire Agreement; Prior Negotiations

This Agreement, including all exhibits attached hereto, constitutes the entire agreement of the Parties and supersedes all prior negotiations and documents reflecting such prior negotiations between and among the Parties (and their respective advisors) with respect to the subject matter of this Agreement.

12.                               Amendments

Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written agreement signed by the Debtor, each Supporting Party and the Alternative Plan Sponsor.

13.                               Governing Law

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction

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in the State of Delaware. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing, each of the parties hereto hereby agrees that, while the Bankruptcy Case is pending, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

14.                               Effectiveness

This Agreement shall become effective and binding upon each Party upon the execution and delivery of this Agreement by such Party.

15.                               No Solicitation

Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be (a) a solicitation of consents to the Plan or (b) an offer for the issuance, purchase, sale exchange, hypothecation or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended.

16.                               Third-Party Beneficiary

This Agreement is intended for the benefit of the parties hereto and no other person shall have any rights hereunder; provided, however, that QCP shall be an express third party beneficiary of this Agreement, entitled to enforce this Agreement against the Parties as if it were itself a party hereto.

17.                               Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this agreement may be delivered by electronic mail (in “.pdf” or “.tif” format), facsimile or otherwise, which shall be deemed to be an original for the purposes of this Agreement.

18.                               [Intentionally Omitted]

19.                               No Waiver of Participation and Preservation of Rights

Except as provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including, but not limited to, claims against the Debtor, liens or security interests it may have in any assets of the Debtor, or its rights to participate fully in the Bankruptcy Case. Without limiting the foregoing sentence in any way, if this Agreement is terminated in accordance with its terms for any reason, the Parties each fully reserve any and all of their respective rights, remedies and interests.

20.                               Notices

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier or by registered or certified mail (return receipt requested) to the following

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addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to the Debtor, to counsel at the following address:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Larry Nyhan

Email: lnyhan@sidley.com

If to the Alternative Plan Sponsor to counsel at the following address:

Shumaker, Loop & Kendrick, LLP

1000 Jackson Street

Toledo, OH 43604

Attention: James I Rothschild

David Coyle

Email: jrothschild@slk-law.com dcoyle@slk-law.com

If to the Majority Holders, to counsel at the following address:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Attention:           Daniel T. Lennon

Roger G. Schwartz

J. Cory Tull

Email:            daniel.lennon@lw.com

roger.schwartz@lw.com

cory.tull@lw.com

If to the QCP Holder, to counsel at the following address:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Adam O. Emmerich and Scott K. Charles

Email: aoemmerich@wlrk.com skcharles@wlrk.com

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

HCR MANORCARE, INC.

By:	/s/ John R. Castellano
	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

[Signature Page to Restructuring Support Agreement]

CARLYLE MC PARTNERS, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson
Name: Jeremy Anderson
Title: Authorized Signatory

Debtor Shares:	6,908,455

Debtor Shares Percentage:	15.377%

CARLYLE PARTNERS V-A MC, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson
Name: Jeremy Anderson
Title: Authorized Signatory

Debtor Shares:	527,141

Debtor Shares Percentage:	1.173%

CARLYLE PARTNERS V MC, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson
Name: Jeremy Anderson
Title: Authorized Signatory

Debtor Shares:	26,089,114

Debtor Shares Percentage:	58.072%

[Signature Page to Restructuring Support Agreement]

CP V COINVESTMENT A, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson
Name: Jeremy Anderson
Title: Authorized Signatory

Debtor Shares:	1,015,490

Debtor Shares Percentage:	2.260%

CP V COINVESTMENT B, L.P.

By: TC Group V, L.P., its general partner

By: TC Group V, L.L.C., its general partner

By:	/s/ Jeremy Anderson
Name: Jeremy Anderson
Title: Authorized Signatory

Debtor Shares:	129,357

Debtor Shares Percentage:	0.288%

[Signature Page to Restructuring Support Agreement]

PROMEDICA HEALTH SYSTEM, INC.

By:	/s/ Randy Oostra

	Name:	Randy Oostra
	Title:	President & CEO

[Signature Page to Restructuring Support Agreement]

MC OPERATIONS INVESTMENTS, LLC

By:	/s/ C. Marc Richards

Name:	C. Marc Richards
Title:	Chief Financial Officer

Debtor Shares:	4,232,244

Debtor Shares Percentage:

[Signature Page to Restructuring Support Agreement]

EXHIBIT A

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

HCR MANORCARE, INC.,(1)	Case No. 18-10467 (KG)

Debtor.

FIRST AMENDED CHAPTER 11 PLAN OF

REORGANIZATION FOR HCR MANORCARE, INC.

SIDLEY AUSTIN LLP	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Larry J. Nyhan	Robert S. Brady (No. 2847)
Dennis M. Twomey	Edmon L. Morton (No. 3856)
William A. Evanoff	Justin H. Rucki (No. 5304)
Allison Ross Stromberg	Tara C. Pakrouh (No. 6192)
Matthew E. Linder	Rodney Square
One South Dearborn Street	1000 North King Street
Chicago, Illinois 60603	Wilmington, Delaware 19801
Facsimile: (312) 853-7036	Facsimile: (302) 571-1253

Attorneys for the Debtor and Debtor in Possession

Dated: April 25, 2018

(1) The last four digits of the Debtor’s federal tax identification number are 9231. The mailing address for the Debtor is 333 N. Summit St., Toledo, OH 43604.

5.15.	Comprehensive Settlement of Claims and Controversies	24
5.16.	Tax Election	24

ARTICLE VI: TREATMENT OF EXECUTORY CONTRACTS AND INSURANCE POLICIES		24

6.1.	Assumption or Rejection of Executory Contracts	24
6.2.	No Cure Obligations	25
6.3.	Insurance Policies and Agreements	25
6.4.	Postpetition Contracts and Leases	25
6.5.	Modifications, Amendments, Supplements, Restatements or Other Agreements	25

ARTICLE VII: PROVISIONS GOVERNING DISTRIBUTIONS		25

7.1.	Distributions on Account of Claims Allowed as of the Effective Date	25
7.2.	Distributions on Account of Claims that Become Allowed after the Effective Date	26
7.3.	Distributions by Reorganized Debtor	26
7.4.	Means of Cash Payment	26
7.5.	Withholding and Reporting Requirements	26
7.6.	Compliance Matters	26
7.7.	Setoff and Recoupment	26
7.8.	Reinstated Claims	27
7.9.	Undeliverable or Non-Negotiated Distributions	27
7.10.	Claims Paid by Third Parties	27

ARTICLE VIII: CONFIRMATION AND CONSUMMATION OF THE PLAN		27

8.1.	Conditions to Effective Date of Plan Implementing the Alternative Transaction	27
8.2.	Conditions to Effective Date of Plan Implementing the Original Transaction	28
8.3.	Waiver of Conditions	28
8.4.	Vacatur of Confirmation Order	29
8.5.	Notice of Effective Date	29

ARTICLE IX: EFFECT OF PLAN CONFIRMATION		29

9.1.	Binding Effect	29
9.2.	Discharge	29
9.3.	Releases by the Debtor	30
9.4.	Releases by Certain Holders of Claims	31
9.5.	Exculpation	31
9.6.	Injunctions Related to Exculpation and Releases	32
9.7.	Survival of Indemnification and Exculpation Obligations	33
9.8.	Term of Bankruptcy Injunction or Stays	33

9.9.	Liability to Governmental Units	33
9.10.	Receivership Complaint	34

ARTICLE X: RETENTION OF JURISDICTION		34

10.1.	Retention of Jurisdiction	34

ARTICLE XI: MISCELLANEOUS PROVISIONS		36

11.1.	Post-Effective Date Retention of Professionals	36
11.2.	Effectuating Documents and Further Transactions	36
11.3.	Exemption from Transfer Taxes	36
11.4.	Payment of Statutory Fees	37
11.5.	Amendment or Modification of this Plan	37
11.6.	Severability of Plan Provisions	37
11.7.	Successors and Assigns	37
11.8.	Non-Consummation	38
11.9.	Notice	38
11.10.	Governing Law	38
11.11.	Tax Reporting and Compliance	39
11.12.	Exhibits	39
11.13.	Filing of Additional Documents	39
11.14.	Plan Documents	39
11.15.	Reservation of Rights	39

TABLE OF EXHIBITS

Exhibit A	Alternative Master Lease Term Sheet

Exhibit B	Alternative Plan Sponsor Agreement

Exhibit C	Original Master Lease Amendment

Exhibit D	Original Plan Sponsor Agreement

Exhibit E	Directors and Officers of Reorganized Debtor — Alternative Transaction

Exhibit F	Directors and Officers of Reorganized Debtor — Original Transaction

Exhibit G	Certificate of Incorporation of Reorganized Debtor — Original Transaction

Exhibit H	By-Laws of Reorganized Debtor — Original Transaction

INTRODUCTION

HCR ManorCare, Inc. (the “Debtor”) hereby proposes the following first amended plan of reorganization for the Debtor’s reorganization case under Chapter 11 of the Bankruptcy Code for the resolution of the outstanding Claims against and Interests in the Debtor. Capitalized terms used but not defined in this paragraph have the meanings assigned to them in Article I. The classification and treatment of Claims against and Interests in the Debtor are set forth in Article II and Article III. The Debtor is the proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtor’s history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan, and related matters.

ARTICLE I:

DEFINED TERMS AND RULES OF INTERPRETATION

A.                                    Defined Terms. As used in this Plan, capitalized terms shall have the meanings set forth in this Article I. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.1                               Administrative Expense Claim means a Claim for costs and expenses of administration of the Chapter 11 Case arising after the Petition Date and prior to the Effective Date under sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Estate and operating the businesses of the Debtor after the Petition Date and Claims of governmental units for taxes (including tax audit Claims) related to tax years commencing after the Petition Date, but excluding Claims related to tax periods, or portions thereof, ending on or before the Petition Date; (b) any Professional Fee Claim, to the extent Allowed by Final Order under sections 328, 330, 331 or 503 of the Bankruptcy Code; (c) with the exception of section 507(b) Claims, any indebtedness or obligations incurred or assumed by the Debtor during the Chapter 11 Case; (d) any cash payment required to be made under this Plan and payments to cure a default under an Executory Contract that has been or will be assumed by the Debtor; or (e) any Quarterly Fees; provided, however, in connection with the Alternative Transaction, no QCP Claim (including the Agreed Deferred Rent Obligation if the Closing of the Alternative Transaction occurs) shall be treated as an Administrative Expense Claim and all QCP Claims shall be treated only as provided in Section 3.2.4(c)(i).

1.2                               Affiliate has the meaning assigned to such term in section 101(2) of the Bankruptcy Code.

1.3                               Agreed Deferred Rent Obligation means, for purposes of the Alternative Transaction only, an obligation of the Debtor for deferred rent in the amount of $440,190,183.

1.4                               Allowed means, with respect to a Claim or Interest, such Claim or Equity Interest or any portion thereof that the Debtor has assented to the validity of, and to which the Plan Sponsor has not objected, or that has been (a) allowed by an order of the Bankruptcy Court, (b) allowed pursuant to the terms of the Plan, (c) following the Effective Date, allowed by agreement between the Holder of such Claim, on one hand, and the Reorganized Debtor, as applicable, on the other hand, or (d)

allowed by an order of a court in which such Claim could have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced; provided, however, that an Administrative Expense Claim, other than Professional Fee Claim, incurred by the Debtor in the ordinary course of its business during the Chapter 11 Case, or assumed by the Debtor during the Chapter 11 Case, may be Allowed if the Debtor assents to the validity of such Claim; provided, further that, notwithstanding the foregoing, the Reorganized Debtor shall retain all Causes of Action and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan (including, for the avoidance of doubt, Administrative Expense Claims not paid prior to the Effective Date).

1.5                               Allowed Claim or Interest means a Claim or Interest in a particular Class or of a particular type that is also an Allowed Claim or Interest. For example, an Allowed Administrative Expense Claim is an Administrative Expense Claim that is also an Allowed Claim.

1.6                               Alternative Master Lease has the meaning given to such term in the Alternative Plan Sponsor Agreement. The form of Alternative Master Lease shall be filed with the Plan Supplement. A term sheet describing the terms of the Alternative Master Lease is attached hereto as Exhibit A.

1.7                               Alternative Plan Sponsor Agreement means the Plan Sponsor Agreement among the Debtor, QCP, ProMedica Health System, Inc., ProMedica, and Meerkat I LLC, dated as of April 25, 2018, as amended, modified or supplemented from time to time in accordance with its terms, and including all schedules and exhibits thereto. A copy of the Alternative Plan Sponsor Agreement is attached hereto as Exhibit B.

1.8                               Alternative Restructuring Support Agreement means the Restructuring Support Agreement among the Debtor, Carlyle, MC Operations Investments, LLC, and ProMedica Health System, Inc., dated as of April 25, 2018, as amended, modified or supplemented from time to time in accordance with its terms.

1.9                               Alternative Transaction shall have the meaning ascribed to it in Article V hereof.

1.10                        Avoidance Actions means any and all actual or potential claims or causes of action to avoid a transfer of property or an obligation incurred by the Debtor arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 552 or 553(b) of the Bankruptcy Code, or under similar or related state or federal statutes or common law, including fraudulent transfer and conveyance laws, in each case whether or not litigation to prosecute such claim(s) or cause(s) of action was commenced prior to the Effective Date.

1.11                        Ballot means the ballot form for accepting or rejecting this Plan, distributed with the Disclosure Statement to the Holders of Claims that are Impaired under this Plan and entitled to vote to accept or reject this Plan pursuant to Article III and Article IV.

1.12                        Bankruptcy Code means Title 11 of the United States Code, 11 U.S.C. §§ 101 through 1532, as in effect on the Petition Date, together with any amendments and modifications thereto that may subsequently be made applicable to the Chapter 11 Case.

1.13                        Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court with jurisdiction over the Chapter 11 Case.

1.14                        Bankruptcy Rules means, collectively: (a) the Federal Rules of Bankruptcy Procedure promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code; (b) the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Case or any proceedings therein; and (c) the local rules of the Bankruptcy Court, all as in effect on the Petition Date, together with any amendments and modifications thereto that may subsequently be made applicable to the Chapter 11 Case.

1.15                        Business Day means any day other than a Saturday, a Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.16                        By-Laws means the amended and restated by-laws of Reorganized Debtor which (i) if the Closing of the Alternative Transaction occurs, shall be substantially in the form to be filed with the Plan Supplement and (ii) otherwise shall be substantially in the form of Exhibit H.

1.17                        Carlyle means Carlyle MC Partners, L.P., a Delaware limited partnership, Carlyle Partners V-A MC, L.P., a Delaware limited partnership, Carlyle Partners V MC, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, and CP V Coinvestment B, L.P., a Delaware limited partnership, collectively.

1.18                        Cash means legal tender of the United States of America.

1.19                        Cash Collateral Order means, collectively, the Final Order Under 11 U.S.C. §§ 105(a), 361, 362, 363, 507 and 552 and Bankruptcy Rules 2002, 4001, 6004 and 9014 (I) Authorizing Debtor to Use Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Parties, (III) Modifying the Automatic Stay and (IV) Granting Related Relief [D.I. 94] and the interim Bankruptcy Court order entered in connection therewith [D.I. 45].

1.20                        Cause of Action means any action, including any Avoidance Action, cause of action, liability, obligation, account, controversy, right to legal remedy, right to equitable remedy, right to payment, suit, debt, sum of money, damage, judgment, or Claim whatsoever, whether known or unknown, now or in the future, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, whether alleged, asserted or assertable directly or derivatively, in law, equity, admiralty, or otherwise, arising under any applicable law, regulation, or similar governmental pronouncement.

1.21                        Certificate of Incorporation means the certificate of incorporation of Reorganized Debtor which (i) if the Closing of the Alternative Transaction occurs, shall be substantially in the form to be filed with the Plan Supplement and (ii) otherwise shall be substantially in the form of Exhibit G.

1.22                        Chapter 11 Case means the voluntary case under Chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court on the Petition Date.

1.23                        Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code.

1.24                        Class means each category of Holders of Claims or Interests established under Article III pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.25                        Closing has the meaning given to such term in the Alternative Plan Sponsor Agreement or the Original Plan Sponsor Agreement, as applicable.

1.26                        Common Equity Distribution means the difference between the Total Equity Distribution and the Preferred Equity Distribution.

1.27                        [Common Interest means any Interest in the Debtor issued by the Debtor prior to the Effective Date (including prior to the Petition Date) other than the Preferred Interests.](2)

1.28                        Confirmation means the entry of the Confirmation Order by the Bankruptcy Court.

1.29                        Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Bankruptcy Court’s docket.

1.30                        Confirmation Hearing means the hearing held by the Bankruptcy Court on confirmation of this Plan, as such hearing may be continued from time to time.

1.31                        Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.32                        Credit Facility means that certain Credit Agreement, dated as of July 17, 2017, as subsequently amended, modified or supplemented among HCR Home Health Care and Hospice, LLC, as borrower, HCR Manorcare Operations II, LLC, HCR Manorcare Heartland, LLC, Manor Care, Inc., HCR II Healthcare, LLC and HCR Healthcare, LLC as Holdcos, the Credit Facility Lenders and the Credit Facility Agent.

1.33                        Credit Facility Agent means RD Credit, LLC, in its capacity as the administrative agent and collateral agent under the Credit Facility.

1.34                        Credit Facility Claim means all Claims against the Debtor of the Credit Facility Agent and Credit Facility Lenders under the Credit Facility.

1.35                        Credit Facility Lenders means the lenders under the Credit Facility.

1.36                        Debtor means HCR ManorCare, Inc., as debtor and debtor in possession.

1.37                        Disclosure Statement means the written disclosure statement that relates to this Plan including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, in a manner acceptable to the Debtor and the Plan Sponsor, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.38                        Effective Date means, and shall occur on, the Business Day on which each of the conditions precedent to the occurrence of the Effective Date set forth in Article VIII has been satisfied or waived in accordance with the terms thereof.

(2) To be revised to exclude out-of-the-money options and/or other similar interests.

1.39                        Eligible Employee means each of the current Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel of the Debtor as of the Petition Date.

1.40                        Entity means an entity as defined in section 101(15) of the Bankruptcy Code.

1.41                        Estate means the estate of the Debtor created in the Chapter 11 Case under section 541 of the Bankruptcy Code.

1.42                        Exculpated Fiduciaries means each of the following solely in their capacity as such: (a) the Debtor; (b) the Reorganized Debtor; and (c) with respect to each of the foregoing parties, such Entities’ directors, officers, and professionals.

1.43                        Exculpated Parties means, collectively, the Exculpated Fiduciaries and the Section 1125(e) Parties.

1.44                        Executory Contracts means all executory contracts to which the Debtor is a party.

1.45                        Exhibit(s) means, individually or collectively, the exhibits to this Plan.

1.46                        Final Order means an order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court on the docket in the Chapter 11 Case (or on the docket of any other court of competent jurisdiction), which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not solely cause such order not to be a Final Order.

1.47                        Former CEO Settlement Agreement has the meaning given to such term in the Plan Sponsor Agreement.

1.48                        General Unsecured Claim means a Claim against the Debtor that is not an Administrative Expense Claim, a Priority Tax Claims, a Secured Claim, a Credit Facility Claim, a QCP Claim, a Severance Claim, an Intercompany Claim, or a Section 510(b) Claim.

1.49                        Governmental Unit has the meaning provided in section 101(27) of the Bankruptcy Code.

1.50                        Guaranty means that certain Guaranty of Obligations made by the Debtor, effective as of February 11, 2013, as amended, supplemented or modified from time to time in accordance with its terms.

1.51                        HCR III means HCR III Healthcare, LLC.

1.52                        Holder means an Entity holding a Claim against, or Interest in, the Debtor.

1.53                        Impaired means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.54                        Implementation Memorandum means that certain document describing the procedures and transactions required for implementation of the Alternative Transaction on the date of the Closing, which Implementation Memorandum shall be filed no later than thirty (30) days after execution of the Alternative Plan Sponsor Agreement and shall be subject to the consent of the Debtor (which consent shall not be unreasonably withheld or delayed); provided that no such procedures or transactions shall have any force or effect prior to the occurrence of the Closing of the Alternative Transaction; provided further that nothing in the Implementation Memorandum shall delay or impede ProMedica’s obligation to obtain required regulatory approval or adversely impact the distributions to be made to any Holder of a Claim or Interest under the Plan.

1.55                        Intercompany Claim means any Claim against the Debtor that is held by a non-Debtor subsidiary of the Debtor.

1.56                        Intercompany Note means that certain $25 million Subordinated Secured Demand Note, dated March 1, 2018, made by Debtor to HCR Home Health Care and Hospice, LLC.

1.57                        Intercompany Note Claims means the secured claims of HCR Home Health Care and Hospice, LLC against the Debtor in respect of the Intercompany Note.

1.58                        Interest means any equity security within the meaning of section 101(16) of the Bankruptcy Code, including any issued and outstanding common stock, preferred stock, limited liability company interest, partnership interest, or any other instrument evidencing an ownership interest in the Debtor prior to the Effective Date (including prior to the Petition Date), whether or not transferable, and any restricted stock units, calls, rights, puts, awards, commitments, repurchase rights, unvested or unexercised options, rights of conversion, warrants, unvested common interests, unvested preferred interests or any other agreements of any character related to the common or preferred interests of the Debtor, obligating the Debtor to issue, transfer, purchase, redeem, or sell any equity interests or other equity securities, and any rights under any equity incentive plans, voting agreements and registration rights agreements regarding equity securities of the Debtor.

1.59                        Lessors has the meaning given to such term in the Alternative Plan Sponsor Agreement or the Original Plan Sponsor Agreement, as applicable.

1.60                        Lien means, with respect to any interest in property, any mortgage, “lien” as defined in section 101(37) of the Bankruptcy Code, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.

1.61                        Merger Agreement means the Agreement and Plan of Merger by and among Welltower Inc., Potomac Acquisition LLC, Quality Care Properties, Inc., QCP AL REIT, LLC, QCP SNF West REIT, LLC, QCP SNF Central REIT, LLC, QCP SNF East, LLC, QCP HoldCo REIT,

LLC, and QCP TRS, LLC, dated as of April 25, 2018, as amended, modified, or supplemented from time to time in accordance with its terms, and including all schedules and exhibits thereto.

1.62                        MLSA means that certain Master Lease and Security Agreement, among certain Affiliates of QCP who are the parties thereto, as “Lessor”, and HCR III, as “Lessee”, dated as of April 7, 2011, as amended, modified or supplemented from time to time.

1.63                        New Common Stock means the new common stock to be issued by Reorganized Debtor on the Effective Date authorized by this Plan, which shall have the powers, preferences and rights and be subject to the limitations, qualifications and restrictions, in each case, as set forth in the Certificate of Incorporation.

1.64                        Ordinary Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtor or its Estate may hold against any Person as of the Petition Date; provided, however, Ordinary Litigation Claims shall not include (a) any claim, right of action, suit or proceeding that has been settled on or prior to the Effective Date, in accordance with the Plan Sponsor Agreement, (b) any claim, right of action, suit or proceeding that the Debtor or its Estate may hold under chapter 5 of the Bankruptcy Code, including any Avoidance Action, and (c) claims, rights of action, suits or proceedings waived or released pursuant to Article IX.

1.65                        Original Master Lease means the MLSA, as amended by the Original Master Lease Amendment.

1.66                        Original Master Lease Amendment has the meaning given to such term in the Plan Sponsor Agreement. The form of Original Master Lease Amendment is attached hereto as Exhibit C.

1.67                        Original Plan Sponsor Agreement means the Plan Sponsor Agreement among the Debtor, QCP, HCP Mezzanine Lender, LP, a Delaware limited partnership and a wholly-owned subsidiary of QCP, and the Lessors identified therein, dated as of March 2, 2018, as amended, modified or supplemented from time to time in accordance with its terms, and including all schedules and exhibits thereto. A copy of the Original Plan Sponsor Agreement is attached hereto as Exhibit D.

1.68                        Original Restructuring Support Agreement means the Restructuring Support Agreement among the Debtor, Carlyle, and MC Operations Investments, LLC, dated as of March 2, 2018, as amended, modified or supplemented from time to time in accordance with its terms.

1.69                        Original Transaction shall have the meaning ascribed to it in Article V hereof.

1.70                        Other Priority Claim means an Allowed Claim under section 507(a) of the Bankruptcy Code other than an Administrative Expense Claim or Priority Tax Claim.

1.71                        Person or person means a person as defined in section 101(41) of the Bankruptcy Code.

1.72                        Petition Date means March 4, 2018, the date on which the Debtor commenced the Chapter 11 Case.

1.73                        Plan means this First Amended Chapter 11 Plan of Reorganization for HCR ManorCare, Inc., including all Exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.74                        Plan Sponsor means (i) ProMedica Health System, Inc., the sponsor under the Alternative Plan Sponsor Agreement or (ii) QCP, the sponsor under the Original Plan Sponsor Agreement, as applicable. For the avoidance of doubt, (a) absent the consent of the Debtor and the Plan Sponsor under the Original Plan Sponsor Agreement, the Plan Sponsor under the Alternative Plan Sponsor Agreement shall not enter into any agreements or transactions on behalf of the Debtor, or take any actions that obligate or purport to obligate the Debtor, prior to the occurrence of the Closing of the Alternative Transaction, and no such agreements, transactions or actions shall become effective until the occurrence of the Closing of the Alternative Transaction, and (b) absent the consent of the Debtor and the Plan Sponsor under the Alternative Plan Sponsor Agreement, the Plan Sponsor under the Original Plan Sponsor Agreement shall not enter into any agreements or transactions on behalf of the Debtor, or take any actions that obligate or purport to obligate the Debtor, prior to the occurrence of the Closing of the Original Transaction, and no such agreements, transactions or actions shall become effective until the occurrence of the Closing of the Original Transaction.

1.75                        Plan Sponsor Agreement means the Alternative Plan Sponsor Agreement or the Original Plan Sponsor Agreement, as applicable.

1.76                        Plan Supplement means the supplement to this Plan to be filed with the Bankruptcy Court fifteen (15) days prior to the Confirmation Hearing on this Plan, together with any amendments, modifications, and/or supplements thereto, which shall be subject to the consent of the Debtor and the applicable Plan Sponsor.

1.77                        Preferred Equity Distribution means Cash in the amount of $2 million.

1.78                        Preferred Interest means the preferred stock in the Debtor issued by the Debtor prior to the Effective Date (including prior to the Petition Date).

1.79                        Priority Tax Claim means any Claim of a governmental unit of the kind against the Debtor entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.80                        Professional means any Person retained by the Debtor or a statutory committee, if any, pursuant to a Final Order of the Bankruptcy Court entered pursuant to sections 327, 328 or 1103 of the Bankruptcy Code.

1.81                        Professional Fee Claim means any Claim of a Professional for allowance of compensation and/or reimbursement of costs and expenses incurred in the Chapter 11 Case on or before the Effective Date.

1.82                        ProMedica means Suburban HealthCo, Inc., an Ohio non-profit corporation and an indirect, wholly-owned subsidiary of ProMedica Health System, Inc., an Ohio non-profit corporation.

1.83                        ProMedica Plan Contribution means Cash in the amount required to (i) pay the Allowed Credit Facility Claims in full, (ii) pay the Agreed Deferred Rent Obligation, and (iii) make the Total Equity Distribution, which shall take the form, at ProMedica’s election, either of (x) a capital contribution to the Reorganized Debtor or (y) a combination of (A) the capital contribution referred to in clause (x) and (B) an unsecured, subordinated loan to the Reorganized Debtor in principal amount not to exceed $550,000,000, which unsecured loan shall mature no earlier than the third anniversary of the date of the Closing and the other terms and conditions of which shall be reasonably acceptable to the Debtor.

1.84                        QCP means Quality Care Properties, Inc.

1.85                        QCP Claims means all Claims of QCP and its subsidiaries against the Debtor, including, but not limited to, all Claims arising under the Guaranty and due and unpaid as of the Effective Date.

1.86                        Quarterly Fees has the meaning given to such term in Section 11.4 of the Plan.

1.87                        Receivership Complaint means that certain complaint filed by QCP against the Debtor, HCR III and “John Does 1–50” in Los Angeles County Superior Court, dated on or about August 17, 2017, seeking, among other things, the appointment of a receiver for HCR III.

1.88                        Reinstate, Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from any failure to perform a nonmonetary obligation other than a default arising from failure to operate under a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim or Interest (other than the Debtor or an insider of the Debtor) for any actual pecuniary loss incurred by such Holder as the result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Interest entitles the Holder thereof.

1.89                        Related Persons means, with respect to any Person, such Person’s predecessors, successors and assigns (whether by operation of law or otherwise) and their respective present and former Affiliates and each of their respective current and former members, partners, equity holders, controlling persons, officers, directors, employees, managers, shareholders, partners, financial advisors, attorneys, accountants, investment bankers, consultants, agents and professionals each acting in such capacity, and any Person claiming by or through any of them (including their respective officers, directors, managers, shareholders, partners, employees, equity holders, members, and professionals); provided, however, that when used in reference to the Debtor or Reorganized Debtor, the term Related Persons shall not include the Debtor’s and Reorganized Debtor’s direct or indirect subsidiaries; provided, further, that (x) no Eligible Employee shall be a Related Person unless he executes and delivers a Separation Agreement and (y) Paul Ormond shall not be a Related Person unless he executes and delivers the Former CEO Settlement Agreement, in each case, prior to the Effective Date.

1.90                        Released Parties means each of the following solely in its capacity as such: (a) the Debtor; (b) the Reorganized Debtor; (c) Carlyle; (d) the Credit Facility Agent; (e) the Credit Facility Lenders; (f) the Plan Sponsor under the Alternative Plan Sponsor Agreement, (g) the Plan Sponsor under the Original Plan Sponsor Agreement, (h) Welltower; and (i) with respect to each of the foregoing parties under (a) through (h), such Entities’ Related Persons; provided, if the Closing of the Alternative Transaction does not occur, neither the Plan Sponsor under the Alternative Plan Sponsor Agreement, nor Welltower, or any Related Person to such Entities, shall constitute Released Parties.

1.91                        Reorganized Debtor means the Debtor and any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, after giving effect to the transactions implementing this Plan.

1.92                        Restructuring Support Agreement means the Alternative Restructuring Support Agreement or the Original Restructuring Support Agreement, as applicable.

1.93                        Section 510(b) Claim means a Claim against the Debtor that is subordinated, or subject to subordination, pursuant to section 510(b) of the Bankruptcy Code, including, without limitation, a claim arising from the rescission or purchase of a sale or security of the Debtor or an affiliate of the Debtor, for damages arising from the purchase or sale of such security or for reimbursement or contribution on account of such Claim pursuant to section 502 of the Bankruptcy Code.

1.94                        Section 1125(e) Parties means each of the following, solely in their capacity as such: (a) Carlyle; (b) the Credit Facility Agent; (c) the Credit Facility Lenders; (d) the Plan Sponsor under the Alternative Plan Sponsor Agreement; (e) the Plan Sponsor under the Original Plan Sponsor Agreement; (f) Welltower; and (g) with respect to each of the foregoing parties under (a) through (f), such Entities’ directors, officers, and professionals; provided, if the Closing of the Alternative Transaction does not occur, the Plan Sponsor under the Alternative Plan Sponsor Agreement, Welltower, and/or any of their directors, officers or professionals, shall constitute Section 1125(e) Parties only to the extent permitted by applicable law.

1.95                        Secured Claim means any Claim, other than the Credit Facility Claim and the Intercompany Note Claim, secured by a Lien on collateral in which the Estate has an interest, to the extent of the value of such collateral (i) as agreed to by the Holder of such Claim and the Debtor or (ii) as determined pursuant to a Final Order of the Bankruptcy Court in accordance with section 506(a) of the Bankruptcy Code or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

1.96                        Securities Act means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

1.97                        Separation Agreement has the meaning given to such term in the Plan Sponsor Agreement.

1.98                        Severance Claim means a claim against the Debtor for damages resulting from the termination of an employment contract to which the Debtor is a party.

1.99                        Total Equity Distribution means Cash in the amount of $50 million.

1.100                 Unimpaired means with respect to a Claim, a Claim that is not Impaired, including any Claim that is Reinstated.

1.101                 United States Trustee means the Office of the United States Trustee for the District of Delaware.

1.102                 Welltower means Welltower Inc. and Meerkat I LLC.

B.                                    Rules of Interpretation. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions, subject to the Plan Sponsor Agreement; (c) any reference in this Plan to an existing document, schedule or Exhibit filed or to be filed means such document, schedule or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to this Plan and, as applicable, the Plan Sponsor Agreement; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in this Plan to Sections or Articles are references to Sections or Articles of this Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time; (f) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Section, subsection or clause contained in this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code (other than section 102(5) of the Bankruptcy Code) will apply; and (i) any reference to an Entity’s “subsidiaries” means its direct and indirect subsidiaries.

C.                                    Computation of Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply. In the event that any payment, distribution, act or deadline under this Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but if so made, performed or completed by such next succeeding Business Day shall be deemed to have been completed or to have occurred as of the required date.

D.                                    Exhibits and Plan Supplement. All Exhibits to this Plan, as well as the Plan Supplement, are incorporated into and are a part of this Plan as if set forth in full herein. Holders of Claims and Interests may obtain a copy of the Plan Supplement and the filed Exhibits upon written request to the Debtor. Upon their filing, the Plan Supplement and the Exhibits may be inspected (i) in the office of the Clerk of the Bankruptcy Court during normal business hours, (ii) at the Bankruptcy Court’s website at http://www.deb.uscourts.gov, or (iii) free of charge on the Debtor’s restructuring website at http://dm.epiq11.com/HCR.

E.                                     Deemed Acts. Whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred by virtue of this Plan and/or Confirmation Order without any further act by any party.

ARTICLE II:

TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

2.1.                            Administrative Expense Claims.

(a)                                General.

Subject to the terms of the Confirmation Order and Section 2.1(b) of this Plan, each Holder of an Allowed Administrative Expense Claim shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Administrative Expense Claim, payment of Cash equal to the full unpaid amount of such Allowed Administrative Expense Claim (i) on the Effective Date or as soon as reasonably practicable thereafter, (ii) such other date as the Reorganized Debtor and such Holder shall have agreed, or (iii) as otherwise ordered by the Bankruptcy Court, provided, however, that Allowed Administrative Expense Claims not yet due or that represent obligations incurred by the Debtor in the ordinary course of its business during the Chapter 11 Case, or assumed by the Debtor during the Chapter 11 Case, shall be paid or performed when due in the ordinary course of business and in accordance with the terms and conditions of the particular agreements governing such obligations.

(b)                                Professionals Fee Claims.

All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and/or section 1103 of the Bankruptcy Code for services rendered before the Effective Date (including, without limitation, any compensation requested by any Professional or any other entity for making a substantial contribution in the Chapter 11 Case) shall file and serve final requests for payment of Professional Fee Claims no later than the first Business Day that is forty-five (45) days after the Effective Date. Objections to any Professional Fee Claim must be filed and served on the Reorganized Debtor and the applicable Professional within thirty (30) days after the filing of the final fee application with respect to the Professional Fee Claim. Any such objections that are not consensually resolved may be set for hearing on twenty-one (21) days’ notice by the Professional asserting such Professional Fee Claim.

2.2.                            Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim against the Debtor shall receive, on account of and in full and complete settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, payment in full in Cash, on the latest of: (a) the Effective Date; (b) the date such Priority Tax Claim becomes an Allowed Claim; and (c) the date such Allowed Priority Tax Claim becomes due and payable under applicable non-bankruptcy law.

2.3.                            Post-Effective Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the legal, professional or other fees and expenses related to the implementation and consummation of the Plan incurred by the Reorganized Debtor following the Effective Date. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

ARTICLE III:

CLASSIFICATION AND TREATMENT OF

CLASSIFIED CLAIMS AND INTERESTS

3.1.                            Summary of Classification and Treatment of Classified Claims and Interests.

3.1.1                                             General.

(a)                                 Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for all purposes, including, without limitation, voting, Confirmation and distributions pursuant to this Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

(b)                                 Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one Holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

(c)                                  Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and controversies resolved pursuant to the Plan, including all Claims, causes of action and controversies arising prior to the Effective Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against any Released Party, or Holders of Claims, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtor. The entry of the

Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, the Estate, creditors and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable.

3.1.2                                             Identification of Classes Against the Debtor. The following chart assigns a number to each Class for purposes of identifying each separate Class:

CLASS	CLAIM OR INTEREST

1	Other Priority Claims

2	Secured Claims

3	Credit Facility Claims

4	QCP Claims

5	General Unsecured Claims

6	Severance Claims

7	Section 510(b) Claims

8A	Preferred Interests

8B	Common Interests

3.2.                            Classification and Treatment of Claims Against and Interests in the Debtor

3.2.1                                             Class 1: Other Priority Claims.

(a)                                 Classification: Class 1 consists of all Other Priority Claims against the Debtor.

(b)                                 Treatment: Each Holder of an Allowed Other Priority Claim will receive, in the sole discretion of the Reorganized Debtor, (i) payment in full in Cash as promptly as reasonably practicable on the later of (a) the Effective Date and (b) the date on which such Other Priority Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto, or (ii) treatment of such Allowed Other Priority Claim in any other manner that renders the claim Unimpaired, including Reinstatement. All Allowed Other Priority Claims not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

(c)                                  Voting: Allowed Claims in Class 1 are Unimpaired. Each Holder of an Allowed Claim in Class 1 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.2                                             Class 2: Secured Claims.

(a)                                 Classification: Class 2 consists of Secured Claims against the Debtor.

(b)                                 Treatment: Except to the extent a Holder of a Secured Claim agrees to different treatment of that Secured Claim, each Holder of an Allowed Secured Claim shall, in the sole discretion of the Reorganized Debtor, receive on the Effective Date (or as promptly thereafter as reasonably practicable) or in the ordinary course of the Reorganized Debtor’s business (a) payment in full by Reorganized Debtor in Cash, including the payment of any interest Allowed and payable under section 506(b) of the Bankruptcy Code, (b) delivery of the collateral securing such Allowed Secured Claim, or (c) treatment of such Allowed Secured Claim in any other manner that renders the Claim Unimpaired, including Reinstatement.

(c)                                  Voting: Allowed Claims in Class 2 are Unimpaired. Each Holder of an Allowed Claim in Class 2 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.3                                             Class 3: Credit Facility Claims.

(a)                                 Classification: Class 3 consists of the Credit Facility Claims against the Debtor.

(b)                                 Treatment:

(i)                                                             If the Closing of the Alternative Transaction occurs, the Credit Facility Agent shall receive, on the Effective Date, in full and final satisfaction, release, and discharge of (including any Liens related thereto), and in exchange for, the Allowed Credit Facility Claims, payment in full, in Cash, of all such Allowed Credit Facility Claims.

(ii)                                                          If the Closing of the Alternative Transaction does not occur, on the Effective Date, the Credit Facility Claims shall be Reinstated and any liens held by the Credit Facility Agent, on behalf of itself and the Credit Facility Lenders, against the assets of the Debtor securing the Credit Facility Claims shall survive the Effective Date in the same priority as they existed as of the Petition Date.

(c)                                  Voting: Claims in Class 3 are Unimpaired. Each Holder of an Allowed Claim in Class 3 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.4                                             Class 4: QCP Claims.

(a)                                 Classification: Class 4 consists of all QCP Claims.

(b)                                 Allowance: The QCP Claims shall be deemed Allowed on the Effective Date in the aggregate amount of $445,796,590.

(c)                                  Treatment:

(i)                                                             If the Closing of the Alternative Transaction occurs, on the Effective Date, (x) the Agreed Deferred Rent Obligation shall be paid, in full, in Cash, and (y) the balance of the QCP Claims, including any such QCP Claims that are Administrative Expense Claims, shall be waived and released.

(ii)                                                          If the Closing of the Alternative Transaction does not occur, the Holders of the QCP Claims (or the designee(s) of QCP) shall receive, on the Effective Date, in full and final satisfaction, release, and discharge of, and in exchange for, their QCP Claims, 100% of the New Common Stock of Reorganized Debtor.

(d)                                 Voting: Allowed Claims in Class 4 are Impaired. The Holder of an Allowed QCP Claim in Class 4 shall be entitled to vote to accept or reject this Plan.

3.2.5                                             Class 5: General Unsecured Claims.

(a)                                 Classification: Class 5 consists of all General Unsecured Claims.

(b)                                 Treatment: Except to the extent a Holder of an Allowed General Unsecured Claim agrees to different treatment of that General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, in the sole discretion of the Reorganized Debtor, (i) payment in full in Cash of such Claim (a) on the Effective Date or as promptly thereafter as reasonably practicable, (b) in the ordinary course of the Reorganized Debtor’s business, or (c) on the date such Allowed General Unsecured Claim becomes due and payable according to its terms; or (ii) satisfaction of such Allowed General Unsecured Claim in any other manner that renders the Allowed General Unsecured Claim Unimpaired, including Reinstatement.

(c)                                  Voting: Allowed Claims in Class 5 are Unimpaired. Each Holder of an Allowed Claim in Class 5 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan.

3.2.6                                             Class 6: Severance Claims

(a)                                 Classification: Class 6 consists of all Severance Claims.

(b)                                 Allowance: On the Effective Date, the Severance Claims shall be Allowed in the maximum amount permitted under the applicable provisions of the Bankruptcy Code.

(c)                                  Treatment: Each Holder of an Allowed Severance Claim shall receive, in the sole discretion of the Plan Sponsor, payment in full in Cash on account of such Allowed Severance Claim (a) on the Effective Date or as soon as thereafter as reasonably practicable or (b) as otherwise agreed by the Reorganized Debtor and such Holder of a Severance Claim.

(d)                                 Voting: Allowed Claims in Class 6 are Unimpaired, and the Holders of such Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.2.7                                             Class 7: Section 510(b) Claims.

(a)                                 Classification: Class 7 consists of all Section 510(b) Claims against the Debtor.

(b)                                 Treatment:

(i)                                                             If the Closing of the Alternative Transaction occurs, except to the extent a Holder of an Allowed Section 510(b) Claim, if any, agrees to different treatment of that Allowed Section 510(b) Claim, each such Holder of an Allowed Section 510(b) Claim shall receive satisfaction of such Allowed Section 510(b) Claim in any manner determined by the Debtor, with the consent of the Plan Sponsor, that renders such Allowed Section 510(b) Claim Unimpaired, including Reinstatement.

(ii)                                                          If the Closing of the Alternative Transaction does not occur, on the Effective Date, all Section 510(b) Claims shall be discharged and extinguished and the Holders thereof shall not receive or retain any property under this Plan on account of such Section 510(b) Claims.

(c)                                  Voting: Claims in Class 7 are Impaired because each Holder of an Allowed Section 510(b) Claim, if any, will not be entitled to receive or retain any property under this Plan if the Closing of the Alternative Transaction does not occur. Accordingly, each Holder of an Allowed Claim in Class 7 shall be conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, shall not be entitled to vote to accept or reject this Plan

3.2.8                                             Class 8A: Preferred Interests.

(a)                                 Classification: Class 8A consists of all Preferred Interests.

(b)                                 Treatment:

(i)                                     If the Closing of the Alternative Transaction occurs, on the Effective Date or as soon thereafter as reasonably practicable, each Holder of an Allowed Preferred Interest shall receive its pro rata share of the Preferred Equity Distribution.

(ii)                                  If the Closing of the Alternative Transaction does not occur, on the Effective Date, all Preferred Interests in the Debtor shall be cancelled, annulled, and extinguished and the Holders of such Preferred Interests shall not receive or retain any property under this Plan on account of such Preferred Interests nor receive any distributions or property under this Plan on account of such Preferred Interests.

(c)                                  Voting: Preferred Interests in Class 8A are Impaired. Each Holder of a Preferred Interest in Class 8A shall be entitled to vote to accept or reject this Plan.

3.2.9                                             Class 8B: Common Interests.

(a)                                 Classification: Class 8B consists of all Common Interests.

(b)                                 Treatment:

(i)                                     If the Closing of the Alternative Transaction occurs, on the Effective Date or as soon thereafter as reasonably practicable, each Holder of an Allowed Common Interest shall receive its pro rata share of the Common Equity Distribution.

(ii)                                  If the Closing of the Alternative Transaction does not occur, on the Effective Date, all Common Interests in the Debtor shall be cancelled, annulled, and extinguished and the Holders of such Common Interests shall not receive or retain any property under this Plan on account of such Common Interests nor receive any distributions or property under this Plan on account of such Common Interests.

(c)                                  Voting: Common Interests in Class 8B are Impaired. Each Holder of a Common Interest in Class 8B shall be entitled to vote to accept or reject this Plan.

3.3.                            Intercompany Claims.

3.3.1                                             On the Effective Date, in the sole discretion of the Reorganized Debtor, all Intercompany Claims shall either be (i) Reinstated, in whole or in part, (ii) deemed satisfied, or (iii) discharged and extinguished, in full or in part, and shall be eliminated as of the Effective Date, in whole or in part, in which case the Holders thereof shall not be entitled to and shall not receive or retain any property or interest on account of such discharged and extinguished portion under this Plan; provided, however, that prior to such discharge and extinguishment such Intercompany Claims may be contributed to capital, transferred, setoff or subject to any other arrangement in the sole discretion of the Reorganized Debtor; provided further, that any Intercompany Claim held by an obligor under the Credit Facility shall not be discharged or extinguished without the express written consent of the Credit Facility Agent.

3.3.2                                             For the avoidance of doubt, the Intercompany Note Claim evidenced by the Intercompany Note shall: (i) if the Closing of the Alternative Transaction occurs, be Allowed in the amount of $25,000,000 plus accrued and unpaid interest thereon and, in the sole discretion of the Plan Sponsor under the Alternative Plan Sponsor Agreement, either (A) HCR Home Health Care and Hospice, LLC shall receive, on the Effective Date, in full and final satisfaction, release, and discharge of (including any liens related thereto), and in exchange for, the Intercompany Note Claim, payment in full, in Cash, of the Intercompany Note Claim or (B) such Intercompany Note Claim shall be Reinstated under the Plan, and any liens held by HCR Home Health Care and Hospice, LLC against the assets of the Debtor securing the Intercompany Note shall survive the Effective Date with the same priority that such liens held as of the Petition Date; and (ii) if the Closing of the Alternative Transaction does not occur, such Intercompany Note Claims shall be Allowed in the amount of $25,000,000 plus accrued and unpaid interest thereon and be Reinstated under the Plan, and any liens held by HCR Home Health Care and Hospice, LLC against the assets of the Debtor securing the Intercompany Note shall survive the Effective Date with the same priority that such liens held as of the Petition Date.

3.4.                            Unimpaired Claims.

3.4.1                                             Notwithstanding anything to the contrary in this Plan or the Plan Documents, and subject to Section 3.4.2, each Holder of a Claim arising prior to the Effective Date (i) in Classes 1, 2, 5 or 7 (if the Closing of the Alternative Transaction occurs) of this Plan or (ii) in Classes 1, 2, 3, or 5 (if the Closing of the Alternative Transaction does not occur) of the Plan (each of (i) and (ii), as applicable, a “Covered Unimpaired Claim”) shall be entitled to enforce its rights in respect of its Covered Unimpaired Claim against the Reorganized Debtor, in each case, until such Claim has been (a) paid in full in accordance with applicable law, or on terms agreed to between the Holder of such Claim and the Debtor or Reorganized Debtor, or in accordance with the terms and conditions of the particular transaction giving rise to such Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. The Debtor, Reorganized Debtor and any other Entity shall retain all rights and defenses, both legal and equitable, under the Bankruptcy Code or other applicable bankruptcy and non-bankruptcy law with respect to any Covered Unimpaired Claim (other than the power to impair such Claim within the meaning of section 1124 of the Bankruptcy Code), including, but not limited to, legal and equitable rights of setoff and/or recoupment as to Covered Unimpaired Claims; provided, however, that (x) the foregoing shall not apply with respect to the Intercompany Note Claim, which is Allowed in full under this Plan without defenses, counterclaims, setoff or recoupment, and (y) for the avoidance of doubt, the Debtor, the Reorganized Debtor and any other Entity shall not retain such rights and defenses with respect to (i) any Claims or Causes of Action held by the Debtor or its Estate or the Reorganized Debtor that are released pursuant to Section 9.3 of this Plan (the “Debtor Released Claims”) or (ii) any Claims of Causes of Action released by certain Holders of Claims pursuant to Section 9.4 of this Plan (the “Third Party Released Claims”). Such Debtor Released Claims and Third Party Released Claims shall be deemed settled, satisfied, resolved, released, discharged, barred and/or enjoined by the applicable provisions under, and pursuant to the express terms of, this Plan and Plan Documents on the Effective Date. Holders of Covered Unimpaired Claims shall not be required to file a Proof of Claim with the Court and shall retain all their rights under applicable non-bankruptcy law to pursue their Covered Unimpaired Claims in any forum with jurisdiction over the parties. If the Debtor or the Reorganized Debtor disputes any Covered Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law.

3.4.2                                             Notwithstanding the foregoing or anything else to the contrary in this Plan or the Plan Documents, with respect to all Claims (a) in Class 5 arising from the rejection of an Executory Contract and (b) in Class 6: (i) the Allowed amount of such Claims may be determined by the Bankruptcy Court after notice and a hearing; (ii) such Claims may be paid in full in Cash by the Debtor on the Effective Date or as soon thereafter as reasonably practicable; and (iii) such Claims shall be discharged pursuant to Section 9.2.1 of this Plan and Holders of such Claims shall be subject to the injunction set forth in Section 9.2.2 of this Plan.

ARTICLE IV: ACCEPTANCE OR REJECTION OF THE PLAN

4.1.                            Impaired Classes of Claims or Interests Entitled to Vote on this Plan. Claims in Class 4 (QCP Claims) and Interests in Class 8A (Preferred Interests) and Class 8B (Common Interests) are Impaired, and the Holders of such Claims and Interests are entitled to vote to accept or reject this Plan.

4.2.                            Acceptance by an Impaired Class of Claims or Interests. Pursuant to section 1126(c) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if, after excluding any Claims held by any Holder whose Claims have been designated pursuant to section 1126(e) of the Bankruptcy Code, (a) the Holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept such Plan, and (b) more than one-half in number of such Allowed Claims actually voting in such Class have voted to accept the Plan. Pursuant to section 1126(d) of the Bankruptcy Code, an Impaired Class of Interests shall have accepted the Plan if, after excluding any Interests held by any Holder who has been designated pursuant to section 1126(e) of the Bankruptcy Code, the Holders of more than two-thirds in amount of such Allowed Interests actually voting in such Class have voted to accept the Plan.

4.3.                            Presumed Acceptance by Unimpaired Classes. Classes 1 (Other Priority Claims), 2 (Secured Claims), 3 (Credit Facility Claims), 5 (General Unsecured Claims), and 6 (Severance Claims) are Unimpaired by this Plan. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in such Classes are conclusively presumed to have accepted this Plan and therefore shall not be entitled to vote to accept or reject this Plan.

4.4.                            Presumed Rejection by Certain Impaired Classes. Class 7 (Section 510(b) Claims) (if the Closing of the Alternative Transaction does not occur) is Impaired by this Plan. Holders of Claims in Class 7 (Section 510(b) Claims) (if the Closing of the Alternative Transaction does not occur) will not receive or retain any property under this Plan on account of such Claims. Pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Claims in Class 7 (Section 510(b) Claims) are conclusively presumed to have rejected this Plan and therefore shall not be entitled to vote to accept or reject this Plan.

4.5.                            Confirmability of this Plan and Reservation of Rights.

4.5.1                                             Confirmation. The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied with respect to the Debtor.

4.5.2                                             Reservation of Rights. The Debtor reserves the right to amend, modify, or supplement this Plan for any reason.

ARTICLE V:

MEANS FOR IMPLEMENTATION OF THE PLAN

Alternative Transaction. The Alternative Transaction means the transaction described in the Alternative Plan Sponsor Agreement, pursuant to which ProMedica (or its designee(s)), on the Effective Date, shall provide the ProMedica Plan Contribution in exchange for 100% of the New

Common Stock of Reorganized Debtor. In addition, on the Effective Date, the Alternative Master Lease shall be executed and delivered.

5.2.                            Original Transaction. The Original Transaction means the transaction described in the Original Plan Sponsor Agreement, pursuant to which the Holders of the QCP Claims (or the designee(s) of QCP) shall receive on the Effective Date, in full and final satisfaction, release, and discharge of, and in exchange for, their QCP Claims, 100% of the New Common Stock of Reorganized Debtor. The Debtor shall consummate the Original Transaction in accordance with its terms if the Alternative Plan Sponsor Agreement is terminated in accordance with its terms.

5.3.                            Operations Between the Confirmation Date and Effective Date. During the period from the Confirmation Date through and until the Effective Date, the Debtor may continue to operate its business as debtor in possession in the ordinary course in a manner consistent with its obligations under the applicable Plan Sponsor Agreement and the transactions contemplated by the Plan and the Plan Sponsor Agreement, subject to all applicable orders of the Bankruptcy Court and the provisions of the Bankruptcy Code.

5.4.                            Sources of Cash Consideration for Plan Distributions. The Reorganized Debtor shall fund distributions and satisfy applicable Allowed Claims under the Plan with Cash on hand and/or, if the Closing of the Alternative Transaction occurs, from such Cash on hand together with the ProMedica Plan Contribution.

5.5.                            New Common Stock.

(a) If the Closing of the Alternative Transaction occurs, on the Effective Date, ProMedica (or its designee(s)) shall receive, and the Debtor shall, in accordance with the Implementation Memorandum, issue, transfer, and deliver to ProMedica (or its designee(s)), 1,000,000 newly issued shares of New Common Stock of the Debtor, par value $0.01 per share, which shall constitute all of the issued and outstanding capital stock and rights to purchase or otherwise acquire capital stock of the Debtor, free and clear of any lien, charge, pledge, security interest, claim, or other encumbrance in consideration for the ProMedica Plan Contribution.

(b) If the Closing of the Alternative Transaction does not occur, on the Effective Date, QCP or its designee(s) shall receive, and the Debtor shall issue, transfer, and deliver to QCP or its designee(s), 1,000,000 newly issued shares of New Common Stock of the Reorganized Debtor, par value $0.01 per share, which shall constitute all of the issued and outstanding capital stock and rights to purchase or otherwise acquire capital stock of the Debtor, free and clear of any lien, charge, pledge, security interest, claim, or other encumbrance, in full satisfaction of all of the QCP Claims.

5.6.                            Section 1145 Exemption. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance and distribution of the New Common Stock of the Debtor shall be exempt from, among other things, the registration and prospectus delivery requirements of section 5 of the Securities Act, and any other applicable state and federal law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act. In addition, any securities issued under the Plan shall be freely transferable under the Securities Act by the recipients thereof, subject to compliance with any rules and regulations of the U.S. Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Interests and applicable regulatory approval, if any.

5.7.                            Master Lease Amendment.

(a)                 If the Closing of the Alternative Transaction occurs, on the Effective Date, the Reorganized Debtor shall cause HCR III to, and Meerkat I LLC (or its designees) and the Lessors shall, enter into the Alternative Master Lease.

(b)                 If the Closing of the Alternative Transaction does not occur, on the Effective Date, Reorganized Debtor shall cause HCR III to, and QCP and the Lessors shall, enter into the Original Master Lease Amendment.

5.8.                            Release of Guaranty. On or prior to the third day after the Effective Date, HCR III and the Lessors under the MLSA shall terminate, release and discharge the Guaranty pursuant either to the Original Plan Sponsor Agreement or the Alternative Plan Sponsor Agreement, as applicable.

5.9.                            Corporate Governance, Directors, Officers and Corporate Action.

5.9.1                                             Certificate of Incorporation; By-Laws. On the Effective Date, the Certificate of Incorporation and the By-Laws shall go into effect. Consistent with, but only to the extent required by, section 1123(a)(6) of the Bankruptcy Code, on the Effective Date, the Certificate of Incorporation shall be amended to prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtor may amend and restate its certificates or articles of incorporation, by-laws, or similar governing documents, as applicable, as permitted by applicable law.

5.9.2                                             Directors and Officers of the Reorganized Debtor. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial directors and officers of Reorganized Debtor on the Effective Date, shall be as set forth on (i) Exhibit E, if the Closing of the Alternative Transaction occurs or (ii) Exhibit F, if the Closing of the Alternative Transaction does not occur. After the Effective Date, the Certificate of Incorporation and the By-Laws, as each may be amended thereafter from time to time, shall govern the designation and election of directors.

5.9.3                                             Corporate Action. On the Effective Date, (i) the selection of directors and officers for Reorganized Debtor, (ii) the issuance and distribution of the New Common Stock, and (iii) all other actions and transactions contemplated by this Plan and the Plan Sponsor Agreement shall be deemed authorized and approved in all respects (subject to the provisions of this Plan and the Plan Sponsor Agreement). All matters provided for in this Plan and the Plan Sponsor Agreement involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with this Plan and the Plan Sponsor Agreement, shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor in accordance with section 303 of the Delaware General Corporation Law and the provisions of the Bankruptcy Code. On and after the Effective Date, the appropriate officers of the Reorganized Debtor and members of the boards of directors or managers of the Reorganized

Debtor shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by this Plan and the Plan Sponsor Agreement in the name of and on behalf of the Reorganized Debtor.

5.10.                     Continued Corporate Existence and Vesting of Assets in the Reorganized Debtor. On and after the Effective Date, after giving effect to each of the actions contemplated under this Plan, the Reorganized Debtor shall continue to exist in accordance with the applicable law in the jurisdiction in which it is formed. Pursuant to section 1141(b) of the Bankruptcy Code, except as otherwise provided under this Plan, all property of the Debtor’s Estate, including all claims, rights and causes of action and any property acquired by the Debtor or the Reorganized Debtor under or in connection with this Plan, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall revest in the Reorganized Debtor on the Effective Date free and clear of all Claims, Liens, charges, other encumbrances and Interests, except as specifically provided in this Plan (including Sections 3.2.3(b), 3.2.4(c) and 3.3.2 herein) or the Confirmation Order. Thereafter, the Reorganized Debtor may operate its business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code and the Bankruptcy Rules. As of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Liens and non-Reinstated Claims, except as specifically provided in this Plan (including Sections 3.2.3(b), 3.2.4(c) and 3.3.2 herein) or the Confirmation Order.

5.11.                     Cancellation of Liens. Except as otherwise provided in this Plan, on the Effective Date, in consideration for the distributions to be made on the Effective Date pursuant to this Plan, all Liens, charges, and encumbrances related to any Claim or Interest, other than any Lien securing a Secured Claim, an Intercompany Note Claim or a Credit Facility Claim that is, in each case, Reinstated pursuant to this Plan, shall be terminated, null and void and of no effect. The Holders of Secured Claims (other than a Secured Claim, Intercompany Note Claim or a Credit Facility Claim that is, in each case, Reinstated pursuant to this Plan) shall be authorized and directed to release any collateral or other property of the Debtor (including any Cash collateral) held by such Holder and to take such actions as may be requested by the Debtor (or the Reorganized Debtor, as the case may be) to evidence the release of any Liens, including the execution, delivery, and filing or recording of such release documents as may be requested by the Debtor (or the Reorganized Debtor, as the case may be).

5.12.                     Preservation of Rights of Action and Settlement of Ordinary Litigation Claims . Except as otherwise provided in this Plan, the Confirmation Order, or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with section 1123(b)(3)(B) of the Bankruptcy Code, the Debtor and its Estate shall retain the Ordinary Litigation Claims. The Reorganized Debtor, as the successor in interest to the Debtor and the Estate, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Ordinary Litigation Claims or any other claims, rights of action, suits or proceedings that the Debtor or its Estate may hold against any Person, and the failure to specifically identify any Ordinary Litigation Claim as being retained herein shall not effectuate a waiver or release of such Ordinary Litigation Claim.

5.13.                     Registration of New Common Stock. On the Effective Date, the New Common Stock shall not be listed for public trading on any securities exchange, the Reorganized Debtor will not be a reporting company under the Securities Exchange Act of 1934, and the Reorganized Debtor shall not be required to file reports with the U.S. Securities and Exchange Commission or any other governmental entity.

5.14.                     Additional Transactions Authorized Under this Plan. On or after the Effective Date, the Reorganized Debtor shall be authorized to take any such actions as may be necessary or appropriate to Reinstate Claims or render Claims not Impaired, as provided for under this Plan.

5.15.                     Comprehensive Settlement of Claims and Controversies. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all Claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests (i) of the Debtor, the Reorganized Debtor, the Estate and their respective property, and (ii) Claim and Interest holders, and are fair, equitable and reasonable.

5.16.                     Tax Election. On or after the Effective Date, and subject to the Closing of the Alternative Transaction, the Reorganized Debtor shall be authorized to elect to opt out of the application of Section 382(l)(5) of the Internal Revenue Code of 1986, as amended, by filing such election as is required under Section 382(l)(5)(G) of the Internal Revenue Code of 1986, as amended.

ARTICLE VI:

TREATMENT OF EXECUTORY CONTRACTS AND INSURANCE POLICIES

6.1.                            Assumption or Rejection of Executory Contracts. On the Effective Date, all Executory Contracts of the Debtor will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, or (iii) upon the Plan Sponsor’s prior written consent or request, is subject to a motion to reject such Executory Contract filed prior to the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and the rejection of any Executory Contract for which a motion to reject has been filed, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each Executory Contract assumed pursuant to this Article VI shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume or reject Executory Contracts pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date. To the maximum extent permitted by law, to the extent any provision in any Executory Contract assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract, including any “change of control” provision, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or to exercise any other default-related rights with respect thereto.

6.2.                            No Cure Obligations. There are no anticipated cure obligations with respect to any Executory Contract to which the Debtor is a party. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtor existing as of the Confirmation Date with respect to any Executory Contract assumed pursuant to this Plan. Subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute a finding by the Bankruptcy Court that (i) each such assumption is in the best interest of the Debtor and its Estate, and (ii) the requirements of section 365(b)(l) of the Bankruptcy Code are deemed satisfied.

6.3.                            Insurance Policies and Agreements. Insurance policies issued to, or insurance agreements entered into by, the Debtor prior to the Petition Date (including, without limitation, any policies covering directors’ or officers’ conduct) shall continue in effect after the Effective Date. To the extent that such insurance policies or agreements are considered to be Executory Contracts, this Plan shall constitute a motion to assume or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtor existing as of the Confirmation Date with respect to each such insurance policy.

6.4.                            Postpetition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtor or assumed by the Debtor after the Petition Date shall be deemed assigned by the Debtor to the Reorganized Debtor on the Effective Date.

6.5.                            Modifications, Amendments, Supplements, Restatements or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan. Modifications, amendments, supplements and restatements to prepetition Executory Contracts that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract, or the validity, priority or amount of any Claims that may arise in connection therewith.

ARTICLE VII:

PROVISIONS GOVERNING DISTRIBUTIONS

7.1.                            Distributions on Account of Claims Allowed as of the Effective Date. Unless the Holder of an Allowed Claim and the Debtor or the Reorganized Debtor agree to a different date, and except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of each Claim that is Allowed as of the Effective Date shall be made as set forth in the provisions of the Plan governing the treatment of such Claim or as soon thereafter as practicable.

7.2.                            Distributions on Account of Claims that Become Allowed after the Effective Date. Unless the Holder of a Claim that becomes an Allowed Claim after the Effective Date and the Reorganized Debtor agrees to a different date, and except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions on account of Claims that become Allowed Claims after the Effective Date shall be made on the later of (a) the date such Claim becomes Allowed and (b) as set forth in the provisions of the Plan governing the treatment of such Claim or as soon thereafter as is practicable.

7.3.                            Distributions by Reorganized Debtor. Other than as specifically set forth in this Plan, the Reorganized Debtor shall make, or cause to be made, all distributions required to be made under this Plan.

7.4.                            Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtor, by (a) checks drawn on or (b) wire transfers from a bank selected by the Reorganized Debtor. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtor, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

7.5.                            Withholding and Reporting Requirements. In connection with this Plan and all distributions thereunder, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes or establishing such other mechanisms that the Reorganized Debtor believes are reasonable and appropriate. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Each Holder of an Allowed Claim that is to receive a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. No distribution shall be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtor for the payment and satisfaction of such tax obligations.

7.6.                            Compliance Matters. The Debtor or the Reorganized Debtor, as applicable, reserves the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and similar encumbrances.

7.7.                            Setoff and Recoupment. The Reorganized Debtor may, pursuant to sections 553 and/or 558 of the Bankruptcy Code or applicable non-bankruptcy laws, but shall not be required to, set off and/or recoup against any Claim the payments or other distributions to be made pursuant to this Plan in respect of such Claim, or claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the Holder of such Claim; provided, however, that neither the failure to assert such rights of setoff and/or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or the Reorganized Debtor may assert against any Holder of an Allowed Claim.

7.8.                            Reinstated Claims. Notwithstanding anything contained herein to the contrary, nothing shall affect, diminish or impair the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Reinstated Claim, including, but not limited to, legal and equitable rights of setoff and/or recoupment against the Holders of any Reinstated Claims; provided, however, that the foregoing shall not apply with respect to any Credit Facility Claims or Intercompany Note Claims, each of which is Allowed in full under this Plan without defenses, counterclaims, setoff or recoupment. Additionally, and notwithstanding anything contained herein to the contrary, any Unimpaired Claim in Classes 1, 2, 5 (other than a Claim in Class 5 arising from the rejection of an Executory Contract) and, solely in the event the Closing of the Alternative Transaction occurs, Class 7, not paid in full in Cash by the Debtor on the Effective Date or as soon thereafter as reasonably practicable shall constitute a Reinstated Claim.

7.9.                            Undeliverable or Non-Negotiated Distributions. If any distribution is returned as undeliverable, no further distributions to the applicable Holder shall be made unless and until the Reorganized Debtor is notified in writing of such Holder’s then-current address, at which time the undelivered distribution shall be made to such Holder without interest or dividends. All undeliverable distributions under the Plan that remain unclaimed for one year after attempted distribution shall indefeasibly revert to the Reorganized Debtor. Upon such reversion, the relevant Allowed Claim (and any Claim on account of missed distributions) shall be automatically discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Checks issued on account of Allowed Claims shall be null and void if not negotiated within 180 calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Reorganized Debtor by the Holder of the relevant Allowed Claim within the 180-calendar-day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check) shall be deemed undeliverable as of the date of the original issuance of the check and shall indefeasibly revert to the Reorganized Debtor in accordance with the terms hereof, notwithstanding any federal or state escheat laws to the contrary.

7.10.                     Claims Paid by Third Parties. To the extent a Holder receives a distribution on account of a Claim and also receives payment from a party that is not the Debtor or the Reorganized Debtor on account of such Claim, such Holder shall, within thirty calendar days of receipt thereof, repay or return the distribution to the Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of the Claim as of the date of any such distribution under the Plan.

ARTICLE VIII:

CONFIRMATION AND CONSUMMATION OF THE PLAN

8.1.                            Conditions to Effective Date of Plan Implementing the Alternative Transaction. This Plan shall not become effective, the Effective Date shall not occur, and the Alternative Transaction shall not be consummated unless and until the following conditions shall have been satisfied or waived in accordance with Section 8.2 of this Plan:

8.1.1                     The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court and shall not have been stayed or vacated, and there have been no amendments to the Plan or the Confirmation Order except as permitted by the Plan and the Alternative Plan Sponsor Agreement.

8.1.2                     All conditions precedent to the consummation of the transactions set forth in Article VI of the Alternative Plan Sponsor Agreement (other than the occurrence of the Effective Date) shall have been satisfied.

8.1.3                     The Alternative Plan Sponsor Agreement shall not have terminated in accordance with its terms.

8.1.4                     All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred.

8.2.                            Conditions to Effective Date of Plan Implementing the Original Transaction. If the Alternative Plan Sponsor Agreement shall have terminated in accordance with its terms, this Plan shall not become effective, the Effective Date shall not occur, and the Original Transaction shall not be consummated unless and until the following conditions shall have been satisfied or waived in accordance with Section 8.2 of this Plan:

8.2.1                     The Confirmation Order confirming this Plan shall have been entered by the Bankruptcy Court and shall have become a Final Order, and there have been no amendments to the Plan or the Confirmation Order except as permitted by the Plan and the Original Plan Sponsor Agreement.

8.2.2                     All conditions precedent to the consummation of the transactions set forth in Article VI of the Original Plan Sponsor Agreement (other than the occurrence of the Effective Date) shall have been satisfied.

8.2.3                     The Original Plan Sponsor Agreement shall not have terminated in accordance with its terms.

8.2.4                     All authorizations, consents, certifications, approvals, rulings, no-action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement this Plan on the Effective Date shall have been obtained or shall have occurred.

8.3.                            Waiver of Conditions. Each of the conditions set forth in Section 8.1 of this Plan may be waived in whole or in part with the consent of both the Debtor and the Plan Sponsor under the Alternative Plan Sponsor Agreement, in their respective sole discretion; provided, however, that any such waiver which adversely affects the Plan Sponsor under the Original Plan Sponsor Agreement shall require the consent of the Plan Sponsor under the Original Plan Sponsor Agreement. Each of the conditions set forth in Section 8.2 of this Plan may be waived in whole or in part with the consent of both the Debtor and the Plan Sponsor under the Original Plan Sponsor Agreement, in their respective sole discretion.

8.4.                            Vacatur of Confirmation Order. If the Confirmation Order is vacated, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the Debtor shall be entitled, at any time before or after entry of the order vacating the Confirmation Order, to request appropriate relief from the Bankruptcy Court with respect to the treatment of Executory Contracts.

8.5.                            Notice of Effective Date. The Debtor shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date on the Effective Date or as soon as practicable thereafter.

ARTICLE IX:

EFFECT OF PLAN CONFIRMATION

9.1.                            Binding Effect. On the Effective Date, except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, all provisions of this Plan or the Plan Supplement, including all agreements, instruments and other documents filed in connection with this Plan and executed by the Debtor or the Reorganized Debtor in connection with this Plan or the Plan Supplement, shall be binding upon the Debtor, the Reorganized Debtor, all Holders of Claims against and Interests in the Debtor and such Holder’s respective successors and assigns, whether or not the Claim or Interest of such Holder is Impaired under this Plan and whether or not such Holder has accepted this Plan, and all other parties that are affected in any manner by this Plan. Except as expressly provided otherwise in the Plan, all agreements, instruments and other documents filed in connection with this Plan shall be given full force and effect, and shall bind all parties referred to therein as of the Effective Date, whether or not such agreements are actually issued, delivered or recorded on the Effective Date or thereafter and whether or not a party has actually executed such agreement. For the avoidance of doubt, no provision of the Plan Supplement or any agreement, instrument or other document filed in connection with this Plan and executed by the Debtor or the Reorganized Debtor in connection with this Plan or the Plan Supplement shall render Impaired any Claim that is otherwise Unimpaired under this Plan; provided, however, that the Reorganized Debtor may take any action that it determines may be necessary, advisable or appropriate in connection with the operation of the Reorganized Debtor after the consummation of this Plan (without prejudice to the rights of creditors or other parties under contract or applicable nonbankruptcy law).

9.2.                            Discharge.

9.2.1                     Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order including with respect to any Claims that are Reinstated under this Plan, all consideration distributed under this Plan shall be in exchange for all Claims and Interests of any nature whatsoever, whether known or unknown, against the Debtor or its Estate, assets, properties or interest in property, and shall constitute a complete satisfaction and settlement of all Claims and Interests other than Reinstated Claims, in each case regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests. On the Effective Date, except for Reinstated Claims, the Debtor shall be deemed discharged and released under section

1141(d)(l)(A) of the Bankruptcy Code from any and all Claims and Interests, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, Section 510(b) Claims, General Unsecured Claims, and Interests in the Debtor.

9.2.2                     Discharge Injunction. As of the Effective Date, except as otherwise expressly provided in this Plan or the Confirmation Order, all Entities (other than holders of Reinstated Claims solely in their capacities as such) shall be precluded from asserting against the Debtor or the Reorganized Debtor and their respective assets and property or the Estate, any other or further Claims (other than those Reinstated under this Plan) or Interests, or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, relating to the Debtor or Reorganized Debtor or any of their respective assets and property or the Estate, based upon any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as expressly provided in this Plan or the Confirmation Order, the Confirmation Order shall constitute a judicial determination, as of the Effective Date, of the discharge of all non-Reinstated Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void and extinguish any judgment obtained against the Debtor, the Reorganized Debtor, or its respective assets, property and Estate at any time, to the extent such judgment is related to a discharged Claim, debt, liability or Interest. Except as otherwise specifically provided in this Plan or the Confirmation Order, all Persons or Entities who have held, hold or may hold Claims or Interests that arose prior to the Effective Date and all other parties-in-interest, along with their respective present or former employees, agents, officers, directors, principals, representatives and Affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim (including a Section 510(b) Claim) against or Interest in the Reorganized Debtor or property of the Reorganized Debtor, other than to enforce any right to a distribution pursuant to the Plan, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor or property of the Reorganized Debtor, other than to enforce any right to a distribution pursuant to this Plan, (iii) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor, other than to enforce any right to a distribution pursuant to this Plan or (iv) asserting any right of setoff or subrogation of any kind against any obligation due from the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor, with respect to any such Claim or Interest. Such injunction shall extend to any successors or assignees of the Reorganized Debtor and their respective properties and interest in properties. For the avoidance of doubt, the provisions of this Section 9.2.2 shall not apply with respect to Claims that are Reinstated under this Plan, including, without limitation, the Credit Facility Claims (if the Closing of the Alternative transaction does not occur) and the Intercompany Note Claim, as applicable.

9.3.                            Releases by the Debtor. Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtor and Reorganized Debtor on its own behalf and as a representative of its respective Estate, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Released Parties of and from any and all Claims and Causes of Action (including, without limitation, Avoidance Actions), any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, whether liquidated or unliquidated, fixed or contingent, direct or derivative, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to the Debtor, the Reorganized Debtor, their respective assets and property, and the Estate, the Chapter 11 Case, this Plan, the Plan Supplement or the Disclosure Statement that may be asserted by or on behalf of the Debtor, the Reorganized Debtor or the Estate against any of the Released Parties; provided, however, that nothing in this Section 9.3 shall be construed to release any party from fraud, willful misconduct or gross negligence as determined by a Final Order.

9.4.                            Releases by Certain Holders of Claims. Except as otherwise expressly provided in this Plan or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Holder of a Claim or an Interest that votes to accept this Plan shall be deemed to have completely and forever released, waived, and discharged unconditionally each of the Released Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether liquidated or unliquidated, fixed or contingent, direct or derivative, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to the Debtor, the Reorganized Debtor or their respective assets and property, and the Estate, the Chapter 11 Case, this Plan, the Plan Supplement, and/or the Disclosure Statement; provided, however, that nothing in this Section 9.4 shall be construed to release (x) any party from fraud, willful misconduct or gross negligence as determined by a Final Order, (y) any Reinstated Claim including, without limitation, the Credit Facility Claims (if the Closing of the alternative Transaction does not occur) and the Intercompany Note Claims, as applicable or (z) any obligations under the Plan Sponsor Agreement or the Merger Agreement.

9.5.                            Exculpation. From and after the Effective Date, the Exculpated Fiduciaries and, solely to the extent provided by section 1125(e) of the Bankruptcy Code, the Section 1125(e) Parties, shall neither have nor incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing this Plan and/or previous iterations hereof, the Plan Supplement, the Disclosure Statement and/or previous iterations thereof, the Alternative Plan Sponsor Agreement, the Original Plan Sponsor Agreement, the Restructuring Support Agreement, the Alternative Master Lease or the Original Master Lease (as applicable), the solicitation of acceptances of this Plan and/or previous iterations hereof, the pursuit of Confirmation of this Plan, the Confirmation of this

Plan, the consummation of this Plan, the administration of this Plan, the property to be distributed under this Plan, the consummation of the transactions contemplated by the Alternative Plan Sponsor Agreement, the Original Plan Sponsor Agreement, or any other act taken or omitted to be taken in connection with or in contemplation of the Chapter 11 Case or implementation of this Plan; provided, however, that this Section 9.5 shall not apply to release (x) obligations under this Plan, and obligations under the Alternative Plan Sponsor Agreement, the Original Plan Sponsor Agreement, the Restructuring Support Agreement, the Alternative Master Lease or the Original Master Lease (as applicable), the Merger Agreement and the contracts, instruments, releases, agreements, and documents delivered, Reinstated or assumed under this Plan (including, without limitation, the Credit Facility (if the Closing of the Alternative Transaction does not occur) and the Intercompany Note, as applicable), and (y) any Claims or Causes of Action arising out of fraud, willful misconduct or gross negligence as determined by a Final Order.

Any of the Exculpated Parties shall be entitled to rely, in all respects, upon the reasonable and informed advice of counsel with respect to their duties and responsibilities under this Plan.

9.6.                            Injunctions Related to Exculpation and Releases. (a) Except as expressly provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons and Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action or liability of any nature whatsoever, of the types described in Section 9.5 of this Plan and relating to the Debtor, the Reorganized Debtor or any of their respective assets and property and/or the Estate, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions against any Exculpated Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 9.2 of this Plan; and/or (v) commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order.

(b)                                 Except as expressly provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons and Entities that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, Cause of Action or liability of any nature whatsoever, of the types described in Section 9.4 of this Plan and relating to the Debtor, the Reorganized Debtor or any of their respective assets and property and/or the Estate, the Chapter 11 Case, this Plan, the Plan Supplement and/or the Disclosure Statement are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions against any Released Party or its property on account of such released liabilities, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation that is discharged under Section 9.2 of this Plan; and/or (v) commencing or continuing in any manner any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order.

9.7.                            Survival of Indemnification and Exculpation Obligations. The obligations of the Debtor to indemnify and exculpate any past and present directors, officers, agents, employees and representatives who provided services to the Debtor prior to or after the Petition Date, pursuant to certificates or articles of incorporation, by-laws, contracts and/or applicable statutes, in respect of all actions, suits and proceedings against any of such officers, directors, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtor, shall not be discharged or Impaired by Confirmation or consummation of this Plan and shall be assumed by the Reorganized Debtor. For the avoidance of doubt, this Section 9.7 affects only the obligations of the Debtor and Reorganized Debtor with respect to any indemnity or exculpation owed to or for the benefit of past and present directors, officers, agents, employees and representatives of the Debtor, and shall have no effect on nor in any way discharge or reduce, in whole or in part, any obligation of any other Person, including any provider of director and officer insurance, owed to or for the benefit of such past and present directors, officers, agents, employees and representatives of the Debtor. For further avoidance of doubt, the provisions regarding indemnification, exculpation and directors’ and officers’ insurance contained in section 4.7 of the Plan Sponsor Agreement shall be deemed incorporated into this Plan as if set forth fully herein.

9.8.                            Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Case under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

9.9.                            Liability to Governmental Units. Nothing in the Confirmation Order or the Plan discharges, releases, resolves, precludes, exculpates, or enjoins: (i) any liability to any Governmental Unit that is not a Claim ; (ii) any Claim of a Governmental Unit arising on or after the Confirmation Date ; (iii) any police or regulatory liability to a Governmental Unit to the extent of such entity’s liability under non-bankruptcy law on account of its status as the owner or operator of property after the Confirmation Date; or (iv) any liability to a Governmental Unit on the part of any Person other than the Debtor or Reorganized Debtor. For the avoidance of doubt, the foregoing shall not limit the scope of discharge of all Claims and Interests arising prior to the Effective Date under sections 524 and 1141 of the Bankruptcy Code, or limit the Debtor’s or Reorganized Debtor’s rights under section

525 of the Bankruptcy Code. Nothing in the Confirmation Order or this Plan shall affect any setoff or recoupment rights of any Governmental Unit.

9.10.                     Receivership Complaint. The Receivership Complaint shall be deemed dismissed with prejudice as of the Effective Date. QCP, with the reasonable cooperation of Debtor, shall cause the Receivership Complaint to be withdrawn from the relevant court docket as soon as practicable after the Effective Date.

ARTICLE X:

RETENTION OF JURISDICTION

10.1.                     Retention of Jurisdiction Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim or Priority Tax Claim, and the resolution of any objections to the secured or unsecured status, allowance, priority or amount of Claims or Interests;

(b)                                 resolve any matters related to the assumption or rejection of any Executory Contract to which the Debtor is a party or with respect to which the Debtor or Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(c)                                  ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of this Plan and adjudicate any and all disputes from, or relating to distributions under, the Plan;

(d)                                 decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

(e)                                  enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan, the Plan Sponsor Agreement, the Restructuring Support Agreement, and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order, and issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(f)                                   resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation, or enforcement of this Plan, the Plan Sponsor Agreement, the Restructuring Support Agreement, or any contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any Entity’s rights arising from or obligations incurred in connection with this Plan or such documents, including hearing and determining disputes, cases, or controversies arising in connection with the interpretation, implementation or enforcement of the Plan, Plan Sponsor Agreement, Restructuring Support Agreement or the Confirmation Order;

(g)                                  enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(h)                                 adjudicate, decide or resolve any and all disputes as to the ownership of any Claim or Interest;

(i)                                     approve any modification of this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or approve any modification of the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(j)                                    hear and determine all disputes involving the existence, nature or scope of the Debtor’s discharge;

(k)                                 subject to Section 11.1, hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 363, 503(b), 1103 and 1129(a)(9) of the Bankruptcy Code, which shall be payable by the Debtor only upon allowance thereof pursuant to an order of the Bankruptcy Court;

(l)                                     hear and determine Causes of Action by or on behalf of the Debtor or the Reorganized Debtor;

(m)                             hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(n)                                 hear and determine any issues arising under, or violations of, section 525 of the Bankruptcy Code;

(o)                                 enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to this Plan are enjoined or stayed;

(p)                                 determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Order, the Plan Sponsor Agreement, the Restructuring Support Agreement, or any contract, instrument, release, or other agreement, or document created in connection with this Plan, the Disclosure Statement, the Plan Supplement or the Confirmation Order;

(q)                                 enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

(r)                                    hear and determine all matters related to the property of the Estate from and after the Confirmation Date;

(s)                                   hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code;

(t)                                    enter a final order or decree concluding or closing the Chapter 11 Case; and

(u)                                 hear any other matter not inconsistent with the Bankruptcy Code;

provided, however, that the Bankruptcy Court shall not retain jurisdiction after the Effective Date over disputes concerning documents contained in the Plan Supplement or in respect of the Credit Facility or Intercompany Note that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, including, for the avoidance of doubt, the Alternative Master Lease or the Original Master Lease (as applicable), and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

ARTICLE XI:

MISCELLANEOUS PROVISIONS

11.1.                     Post-Effective Date Retention of Professionals. On the Effective Date, any requirement that Professionals employed by the Reorganized Debtor comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtor will be authorized to employ and compensate professionals in the ordinary course of business and without the need for application to or approval by the Bankruptcy Court, including professionals previously employed by the Debtor.

11.2.                     Effectuating Documents and Further Transactions. Each of the Debtor and the Reorganized Debtor is authorized to execute, deliver, file or record such contracts, instruments, certificates, notes, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan, the Plan Sponsor Agreement, and the New Common Stock issued under or in connection with this Plan.

11.3.                     Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, transfer or exchange of equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; or (c) the making or delivery of any deed or other instrument of transfer under this Plan, including, without limitation, merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment in the United States. The Confirmation Order shall direct the appropriate federal, state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

11.4.                     Payment of Statutory Fees. All fees due and payable pursuant to section 1930(a)(6) of Title 28 of the United States Code (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtor on the Effective Date. After the Effective Date, the Reorganized Debtor shall be liable for any and all Quarterly Fees when they are due and payable after the Effective Date. The Debtor shall file all Quarterly Reports due prior to the Effective Date when they become due, in a form reasonably acceptable to the United States Trustee. After the Effective Date, the Reorganized Debtor shall file with the Bankruptcy Court Quarterly Reports in a form reasonably acceptable to the United States Trustee, which reports shall include a separate schedule of disbursements made by the Reorganized Debtor during the applicable period, attested to by an authorized representative of the Reorganized Debtor. The Reorganized Debtor shall remain obligated to pay Quarterly Fees to the Office of the U.S. Trustee until the earliest of the Debtor’s case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

11.5.                     Amendment or Modification of this Plan. Subject to section 1127 of the Bankruptcy Code, the Debtor may alter, amend or modify this Plan or the Exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan, solely in accordance with the Plan Sponsor Agreement; provided, that sections of this Plan pertaining to the the Credit Facility Claims, the Intercompany Note or Intercompany Claims held by obligors under the Credit Facility shall not be altered, amended or modified other than in accordance with the Credit Facility. Any Holder of a Claim that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification is made in accordance with the Plan Sponsor Agreement and does not materially and adversely change the treatment of the Claim of such Holder.

11.6.                     Severability of Plan Provisions. If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted, provided that any such holding, alteration or interpretation complies and is consistent with the Plan Sponsor Agreement and does not adversely impact the holders of the Credit Facility Claims. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

11.7.                     Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtor, and its successors and assigns, including, without limitation, the Reorganized Debtor. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

11.8.                     Non-Consummation. If consummation of this Plan does not occur, then (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor, the Plan Sponsor under the Alternative Plan Sponsor Agreement, the Plan Sponsor under the Original Plan Sponsor Agreement, or any other Person or (iii) constitute an admission of any sort by the Debtor, the Plan Sponsor under the Alternative Plan Sponsor Agreement, the Plan Sponsor under the Original Plan Sponsor Agreement, or any other Person.

11.9.                     Notice. All notices, requests and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

HCR ManorCare, Inc.

333 N. Summit St.

Toledo, Ohio 43604

Attn: John R. Castellano, Chief Restructuring Officer

with a copy to:

SIDLEY AUSTIN LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Facsimile: (312) 853-7036

Attn: Larry J. Nyhan

Dennis M. Twomey

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

Attn: Edmon L. Morton

Attorneys for the Debtor and Debtor in Possession

11.10.              Governing Law. Subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, and subject further to Section 10.1 of this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with (i) the Bankruptcy Code, the Bankruptcy Rules or other federal law to the extent applicable and (ii) if none of such law is applicable, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

11.11.              Tax Reporting and Compliance. The Reorganized Debtor is hereby authorized, on behalf of the Debtor, to request an expedited determination under section 505 of the Bankruptcy Code of the tax liability of the Debtor for all taxable periods ending after the Petition Date through, and including, the Effective Date.

11.12.              Exhibits. All Exhibits to this Plan are incorporated into and are a part of this Plan as if set forth in full herein.

11.13.              Filing of Additional Documents. On or before substantial consummation of this Plan, the Reorganized Debtor and the Debtor shall, as applicable, file such agreements and other documents as may be necessary or appropriate to effectuate and evidence further the terms and conditions of this Plan.

11.14.              Plan Documents. The Plan and the Plan Supplement, including all Exhibits, supplements, appendices and schedules thereto, and any modifications to any of the foregoing, shall be in form and substance acceptable to the Debtor, subject to the Plan Sponsor Agreement.

11.15.              Reservation of Rights. Except as expressly set forth herein, this Plan shall have no force and effect unless the Bankruptcy Court has entered the Confirmation Order. The filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by the Debtor with respect to this Plan shall not be and shall not be deemed to be an admission or waiver of any rights of the Debtor, the Plan Sponsor under the Alternative Plan Sponsor Agreement, the Plan Sponsor under the Original Plan Sponsor Agreement, the Credit Facility Agent, the Credit Facility Lenders or any other Person with respect to Claims against and Interests in the Debtor.

Dated: April 25, 2018	Respectfully submitted,
Wilmington, Delaware
HCR ManorCare, Inc.

/s/ John R. Castellano
John R. Castellano
Chief Restructuring Officer

SIDLEY AUSTIN LLP
Larry J. Nyhan
Dennis M. Twomey
William A. Evanoff
Allison Ross Stromberg
Matthew E. Linder
One South Dearborn Street
Chicago, Illinois 60603
Telephone: (312) 853-7000
Facsimile: (312) 853-7036

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
Robert S. Brady (No. 2847)
Edmon L. Morton (No. 3856)
Justin H. Rucki (No. 5304)
Tara C. Pakrouh (No. 6192)
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Telephone: (302) 571-6600
Facsimile: (302) 571-1253

Attorneys for the Debtor and Debtor in Possession

Exhibit A

Alternative Master Lease Term Sheet

Exhibit B

Alternative Plan Sponsor Agreement

Exhibit C

Original Master Lease Amendment

Exhibit D

Original Plan Sponsor Agreement

Exhibit E

Directors and Officers of Reorganized Debtor — Alternative Transaction

Exhibit F

Directors and Officers of Reorganized Debtor — Original Transaction

Exhibit G

Certificate of Incorporation of Reorganized Debtor — Original Transaction

Exhibit H

By-Laws of Reorganized Debtor — Original Transaction

EXHIBIT B

Joinder Agreement

This Joinder Agreement to the Restructuring Support Agreement, dated as of [•], 2018, by and among (a) HCR Manorcare, Inc. (the “Debtor”), (b) MC Operations Investments, LLC (the “QCP Holder”) and (c) Carlyle MC Partners, L.P., a Delaware limited partnership, Carlyle Partners V-A MC, L.P., a Delaware limited partnership, Carlyle Partners V MC, L.P., a Delaware limited partnership, CP V Coinvestment A, L.P., a Delaware limited partnership, and CP V Coinvestment B, L.P., a Delaware limited partnership (collectively, the “Majority Holders”) (as set forth in Annex I hereto, the “Restructuring Support Agreement”), is executed and delivered by [                                      ] (the “Joining Supporting Party”) as of [                                   ], 2018. Each capitalized term used herein but not otherwise defined shall have the meanings set forth in the Restructuring Support Agreement.

1.              Agreement to be Bound. The Joining Supporting Party hereby agrees to be bound by all of the terms of the Restructuring Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time), including, without limitation, the covenants set forth in Section 2 of the Restructuring Support Agreement. The Joining Supporting Party shall hereafter be deemed to be a “Supporting Party” and a Party for all purposes under the Restructuring Support Agreement.

2.              Representations and Warranties. With respect to the aggregate principal amount of shares held by the Joining Supporting Party upon consummation of the Transfer of such shares, the Joining Supporting Party hereby makes the representations and warranties of the Supporting Parties set forth in Section 1 of the Restructuring Support Agreement to each of the other Parties.

3.              Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Joining Supporting Party has caused this Joinder Agreement to be executed as of the date first written above.

SUPPORTING PARTY

By:
Name:
Title:

Notice Address and E-mail:

@

Annex 1 to Joinder Agreement

Restructuring Support Agreement